Exhibit 99.1

Regal Entertainment Group Declares Extraordinary Cash Dividend of $1.40 per Share and
Intends to Increase Quarterly Dividend by 17% to $0.21 per Share

Knoxville, Tennessee — December 1, 2010 — Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States, declared an extraordinary cash dividend of $1.40 per Class A and Class B common share, payable on December 30, 2010, to stockholders of record on December 20, 2010. Regal’s Board of Directors also announced its intention to increase Regal’s quarterly dividend by 17% to $0.21 per share beginning with the dividend the Company intends to declare during the first quarter of 2011.

The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors depending on available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows as well as other relevant factors.

“Regal is pleased to announce the extraordinary dividend of $1.40 per share of Class A and Class B common stock,” stated Amy Miles, CEO of Regal Entertainment Group.  “In addition, our intention to increase our regular quarterly dividend to $0.21 per share illustrates our belief in the Company’s ability to generate significant free cash flow and our commitment to providing value to our stockholders,” Miles continued.

Today’s announcements will not affect the previously announced dividend of $0.18 per Class A and Class B common share, payable on December 17, 2010, to stockholders of record on December 8, 2010.

Forward-looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group:

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the United States. The Company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,703 screens in 540 locations in 37 states and the District of Columbia. Regal operates theatres in 43 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but are also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contact:

Don De Laria

Regal Entertainment Group

Vice President — Investor Relations

865-925-9685

don.delaria@regalcinemas.com